CORNELL CAPITAL PARTNERS, LP
101 Hudson Street, Suite 3700, Jersey City, NJ 07302
(201) 985 8300 • FAX (201) 985 8266 • TOLL FREE (866) 967 5845
www.cornellcapital.com

October 31, 2005

SmarTire Systems Inc.
13151 Vanier Place, Suite 150
Richmond, British Columbia
V6V 2J1

Re: Registration rights on financial instruments held by Cornell Capital Partners, LP and Highgate House Funds

The following financial instruments are held by/related to Cornell Capital Partners:

| Date of Instrument | Financial Instrument | Amount | Held by |
|---|---|---|---|
| March 22 05 | 5% convertible preferred stock | $ 4.0 million | Cornell Capital Partners LP |
| May 27 05 | 5% convertible debenture | $ 1.5 million | Cornell Capital Partners LP |
| June 23 05 | 10% convertible debenture | $ 8.0 million | Cornell Capital Partners LP |
| June 23 05 | 10% convertible debenture | $ 20.0 million | Cornell Capital Partners LP |
| June 23 05 | 10% convertible debenture | $ 2.0 million | Highgate House Funds |
| June 23 05 | Standby equity line of credit | $160.0 million | Cornell Capital Partners LP |

SmarTire's SB-2 registration statement was withdrawn on September 23, 2005. The withdrawal of this registration statement resulted in SmarTire being in non-compliance with Section 2 of the investor registration rights agreements related to the convertible debentures and preferred shares listed above.

Cornell agrees that SmarTire is not in default of these agreements pending the filing of a new registration statement and Cornell waives its rights under the default provisions affected by this non-compliance until January 31, 2006.

Yours very truly,

Cornell Capital Partners, LP

By: Mark Angelo
Its: President and Portfolio manager